UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 30, 2010

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2010, Central Garden & Pet Company (the “Company”) issued a press release announcing the appointment of Lori Varlas as Senior Vice President, Chief Financial Officer and Secretary of the Company effective December 1, 2010. A copy of the press release is attached hereto as Exhibit 99.1. A copy of the offer letter is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The offer letter relating to her appointment provides for a salary of $380,000 and an annual bonus targeted at 50% of her base compensation, subject to her and the Company’s performance. In addition, Ms. Varlas will receive a grant of 40,000 restricted shares of the Company’s Class A Common Stock and 50,000 performance based stock options. If the Company terminates Ms. Varlas without “cause,” she will be entitled to severance pay of her base salary for a nine-month period.

Ms. Varlas, age 49, has not held any previous position with the Company and will serve at the pleasure of the Board of Directors. There was no arrangement or understanding between her and any other person pursuant to which she was to be selected as an officer, and Ms. Varlas has no family relationship with any officer or director of the Company. Ms. Varlas was Vice President, Finance, Enterprise Resources of Sun Microsystems from 2006 to 2010 and previously served in a number of other senior finance positions at Sun Microsystems as well as senior finance positions at PeopleSoft, Inc., Chiron Corporation and Specialty Foods. There is no information about Ms. Varlas’ required by Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits

10.1	Employment Offer Letter between Lori Varlas and Central Garden & Pet Company, dated November 5, 2010.

99.1	Press Release dated November 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ William E. Brown
William E. Brown
Chairman and Chief Executive Officer

Dated: November 30, 2010